Exhibit 4.19

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THE SYMBOL "[****]" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) made and entered into as of April 4, 2017 (the “Effective Date”), by and between Entera Health, Inc., an Iowa corporation, having its principal place of business at 2425 SE Oak Tree Court, Ankeny, Iowa 50021 (“Licensor”), and [RedHill Biopharma, Inc. a Delaware corporation, having an address at 8045 Arco Corporate Drive, Suite 120, Raleigh, North Carolina 27617, along with all Affiliates thereof (as defined below) (“Licensee”).

RECITALS

WHEREAS, Licensor is the sole and exclusive owner of the well-known ENTERAGAM® trademark and other trademarks attached to this Agreement as Exhibit A, attached hereto and incorporated herein by reference, and rights pertaining to them (the “EnteraGam Marks”), the uniform resource locator (URL) www.enteragam.com (the “EnteraGam URL”), and related intellectual-property rights. Licensor has the exclusive right to grant to any third party rights to, including the right to use, the EnteraGam URL and ENTERAGAM® trademark and related intellectual-property rights in various countries, including the Territory (as defined below).

WHEREAS, Licensee, through this Agreement, desires to obtain the exclusive right to use the EnteraGam URL, the EnteraGam Marks, and the related intellectual‑property rights within the Territory in connection with the use, offer for sale and sale of Licensed Products (as defined below).

WHEREAS, Licensor is willing to grant such an exclusive license to Licensee, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. DEFINITIONS

1.1.      “Affiliate” shall mean, for any Person, its shareholders, officers, directors, parents corporations, subsidiary corporations, partnerships, joint ventures or other entities (whether incorporated or not) under the direct or indirect control or direction of the Person or its parent and, with respect to Licensee, shall include any and all Sublicensee(s).

1.2.      “[****]” shall mean those [****] on Exhibit B, attached hereto and incorporated herein by reference.

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1.3.      “Competing Event” shall mean any event by which Licensee, Sublicensee, or any Licensee Affiliate shall [****] pursuant to the terms of this License Agreement, [****], for any entity other than Licensor, whether by acquisition, internal development or otherwise..

1.4.      “Confidential Information” shall mean secret or proprietary information of, or data maintained as confidential by, either party. It shall include, without limitation, the terms and conditions of this Agreement (except to the extent that such terms and conditions must be disclosed pursuant to the U.S. Securities and Exchange Commission, or other similar authority in any jurisdiction, requirements or the Tel Aviv Stock Exchange or other applicable stock exchange or automated quotation system rules, and if so, the parties will use commercially reasonable efforts to forgo disclosing sensitive financial information and to obtain any available confidentiality treatment from such securities regulators), information concerning products, techniques, developments, product plans, equipment, inventions, patent applications, ideas, designs, processes, methods, research, sales, licensing, customers, operations and work product of Licensor, Licensee or their respective Affiliates. Nothing shall be considered Confidential Information which (i) either party learns from other sources which have a right to that information free from confidentiality restrictions; (ii) is available to the public or readily discernible from information available to the public; (iii) enters the public domain other than through the actions or inactions of either party or any of their Affiliates or Sublicensee(s) in breach of the terms of this Agreement; or (iv) is independently developed by either party without reference to, or reliance on, the Confidential Information. In the event any item of Confidential Information is subject to required disclosure pursuant to any order, judgment, ruling or degree, despite the terms of this Agreement, the involved party shall immediately notify the other party, which shall have the right to seek a protective order or similar relief and shall reasonably cooperate with such other party in its efforts to seek such relief.

1.5.      “Contract Term” shall mean the term of this Agreement, as set forth on Exhibit C, attached hereto and incorporated herein by reference, unless sooner terminated in accordance with the terms of this Agreement. Any renewal or extension that may be granted in the future shall be deemed included in the Contract Term.

1.6.      “Contract Year” shall mean a period of twelve (12) successive months commencing on the RedHill Launch Date (as defined below).

1.7.      “Expiration Date” shall mean the date upon which the Agreement ends because of the end of the Contract Term.

1.8.      “Field” shall mean human use for any indication, in compliance with all applicable laws.

1.9.      “Licensed Product” shall mean any product, as specified in Exhibit B, attached hereto and incorporated herein by reference, for which rights are granted to Licensee under this Agreement, and which [****].  For the avoidance of doubt, [****] shall not be deemed to constitute “Licensed Product”.

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1.10.    “Minimum Net Sales” for any Contract Year shall mean [****] of Licensed Product [****] (in respect of all of which Licensor expects to receive the Royalty payment stipulated in this Agreement) excluding [****]. Minimum Net Sales calculations in the [****] shall not include the first fiscal quarter after RedHill Launch Date [****].

1.11.    “Net Sales” shall mean [****].

1.12.    “Other Licensor Rights” shall mean any and all [****].

1.13    “Person” shall mean any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

1.14    “Prime Rate” shall mean the prime rate of interest charged by J.P. Morgan Chase Bank, New York City, New York, or any successor institution, as published in the Wall Street Journal for the applicable period.

1.15.    “Product Samples” shall mean samples of the Licensed Product, and expressly excludes [****].

1.16.    “RedHill Launch Date” shall mean the first date, following the Effective Date of this Agreement, on which [****].

1.17.    “Regulatory Compliance Obligations” shall have the meaning set forth in Exhibit E,  attached hereto and incorporated herein by reference.

1.18.    “Retained Licensor Rights” shall mean any and all rights to [****], and shall also mean any and all rights of any kind, type, or nature whatsoever [****].

1.19.    “Royalty” shall mean, for [****], the amount of money Licensee (including any Sublicensee(s)) shall pay to Licensor in consideration for the grant of this license. Such amount is calculated as a percentage of Net Sales, specified in Exhibit D, attached hereto and incorporated herein by reference.

1.20.    A “Sale” in respect of any unit of Licensed Product shall occur when [****].

1.21.    [****].

1.22.    “Sublicensee” shall mean any and all Person(s) to which Licensee has granted a valid sublicense in accordance with the terms and conditions of this Agreement.  The granting of any sublicense(s) to any Person not in compliance with the provisions of this Agreement is prohibited  and all invalid sublicense(s) shall be void ab initio.

1.23.    “Termination Date” shall mean the date upon which the Agreement ends due to any other cause except expiration of the Contract Term.

1.24.    “Territory” shall mean the United States of America.

1.25.    “Transaction Documents” shall mean [****] and that certain [****] entered into by and between the Licensee and Licensor dated even herewith.

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II. APPOINTMENT; GRANT OF LICENSE

2.1      Subject to all of the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty-bearing, nontransferable (except as set forth in this Agreement), non-assignable (except as set forth in this Agreement), non-divisible, and exclusive license, without the right to grant sublicense(s) subject to the conditions set forth in this Agreement, to use the EnteraGam Marks, the EnteraGam URL, and Other Licensor Rights, solely in the Territory and solely on or in connection with the [****] that are useful or necessary for the sale or distribution of Licensed Products and related promotional and packaging material in compliance with all applicable laws and regulations, solely in the Field, solely through the [****], during the Contract Term (such license, the “License”). In addition to all other terms and conditions set forth in this Agreement, the License herein granted shall be subject to the following terms and conditions:

(a)  This grant of the License shall be exclusive as to third parties, and even as to Entera, except as otherwise provided in this Agreement, during the Contract Term and in the Territory; provided, however, nothing contained in this Agreement shall prevent Licensor or any Licensor Affiliate from exercising any: (i) Retained Licensor Rights; and (ii) any and all other rights,  either directly or through other Licensor Affiliates or other licensees or assignees, at any time, outside the Territory, outside the [****], and/or outside the Field; provided that Licensor does not, directly or indirectly, offer for sale, sell or assist any third party to offer for sale or sell the Licensed Product in the Field in the Territory.  Licensor agrees that during the Contract Term it will not [****].  Notwithstanding the foregoing, until the RedHill Launch Date, [****].

(b)  All Licensed Products shall bear at least one of the EnteraGam Marks, and no Licensed Products shall be sold or otherwise distributed under any marks other than the EnteraGam Marks.  Licensee shall not modify or change any [****] containing the Licensed Products provided by Licensor.  Licensor reserves all rights to the EnteraGam Marks except as specifically granted herein to Licensee and Licensor may exercise such reserved rights at any time.

(c)  Licensee shall [****] the Net Sales of the Licensed Product pursuant to this Agreement while [****] by the EnteraGam Marks.

(d)  During the Contract Term, Licensee may not sublicense any rights licensed to the Licensee under this Agreement without the Licensor’s prior written consent.    As a condition to any such sublicense, [****].  For the avoidance of doubt, the Licensee may not assign any rights or delegate any duties arising under this Agreement without the Licensor’s prior written consent; provided, that [****].

(e)  To the maximum extent permitted by applicable law, during the Contract Term and for a period of [****] years thereafter, Licensee or any Licensee Affiliate and any Sublicensee may not [****] without the prior written approval of Licensor.  As a material inducement to induce Licensor to enter into this Agreement and grant the License contemplated hereunder, Licensee hereby acknowledges, covenants, and agrees that the restrictions set forth in this provision are necessary to protect the

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reasonable economic expectations and interests of Licensor, and that Licensee will not engage in, participate in, and initiate any challenge to the prohibitions set forth herein, whether during the Contract Term or otherwise.

(f)  Licensee: (i) shall not contest, raise any objections to the validity of, or attack Licensor’s title to, or rights in, the EnteraGam Marks, the EnteraGam URL, or any Other Licensor Rights, (ii) shall not file any application for, or obtain or attempt to obtain ownership of, the EnteraGam Marks, the EnteraGam URL or any Other Licensor Rights, (iii) shall promptly notify Licensor if Licensee becomes aware of any attempts to do so, or any use of any material covered by any EnteraGam Marks, the EnteraGam URL, or Other Licensor Rights, by any third party, and (iv) shall take appropriate actions, and, [****], all actions reasonably requested by Licensor to prevent or avoid any misuse of the material covered by any EnteraGam Marks, the EnteraGam URL, or Other Licensor Rights or Licensed Products by any of its customers, contractors, Sublicensee(s), or suppliers.

(g)  Licensee shall use the EnteraGam URL solely for the commercialization activities contemplated within the scope of the License.

(h)  Licensee shall [****] in accordance with generally accepted accounting principles, and Licensee shall be responsible for [****] any financial accounting, recording, or reporting not in compliance with generally accepted accounting principles.

III. SALE OF LICENSED PRODUCTS

3.1      Licensee agrees that it will use [****] to [****] that Licensed Products, shall be distributed for sale only in compliance with the Regulatory Compliance Obligations set forth in Exhibit E, and [****].

3.3.      Licensee shall not show, distribute or sell any Licensed Product contained within any packaging and containing any labeling which has not been approved in advance by Licensor or which is, at any time, disapproved by Licensor; provided that Licensor shall not disapprove of any packaging or labeling provided by Licensor except for good reason.

IV. COMMERCIALIZATION EFFORTS; MINIMUM NET SALES

4.1      Licensee shall use commercially reasonable efforts to promote the sale of Licensed Products in the Territory.

4.2      Licensee shall use good-faith commercially reasonable efforts to provide marketing support for the Licensed Products in the Territory.

4.3      Licensee shall promote, market, and sell the Licensed Product during the Contract Term as [****].

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V. ROYALTY PAYMENTS

5.1      Licensee shall pay to Licensor a Royalty on Net Sales for all Sales of all Licensed Products sold by Licensee (and any and all Sublicensee(s)) during [****] based on the rates set forth on Exhibit D.  Undisputed past due payments over [****] beyond due date shall bear interest at a per annum rate of interest equal to (a) the Prime Rate [****] per annum, or (b) the maximum interest rate permissible under law, whichever is less.  All payments to Licensee will be paid in USD.

5.2      Immediately upon the occurrence of the RedHill Launch, all Royalties due to Licensor in respect of all Net Sales of Licensed Product shall begin to accrue upon the time of the Sale of such Licensed Product by Licensee and Licensee’s obligation to compute and pay Royalties to the Licensor shall commence.  Royalties shall be computed and paid on a quarterly calendar basis during the Contract Term in respect of all Net Sales occurring within each calendar quarter during the Contract Term.  The Licensee’s obligation to prepare Quarterly Statements (as defined below) will commence during [****].  All such Royalty payments shall be due and payable [****] during the Contract Term.  Reporting for and payment of the Royalties due and payable as a result of the Net Sales occurring from the time of the RedHill Launch to the end of the first calendar quarter for which a Quarterly Statement will be prepared shall be included within the first Quarterly Statement.

5.3.      Taxes.  Licensee may deduct from any amounts it is required to pay Licensor pursuant to this Agreement an amount equal to that required by applicable United States law to be withheld by Licensee for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of Licensee) or similar governmental charge imposed by the United States based on such payments to Licensor (“Withholding Taxes”) and such payment shall be deemed as payment to Licensor in accordance with this Agreement.  Licensee will provide Licensor a certificate evidencing payment of any Withholding Taxes.

VI. SALES AND ROYALTY REPORTS

6.1.      Licensee shall supply Licensor, with a quarterly statement summarizing in reasonable detail all Sales of Licensed Products sold during each calendar quarter by the Licensee, along with and including any and all Sublicensee(s) (each, a “Quarterly Statement”). Each Quarterly Statement shall be delivered to the Licensor [****].

6.2      Quarterly Statements for the final quarter of [****] shall include, without limitation, an annual report of the foregoing for the entire Contract Year.  [****].

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VII. ADVERTISING, MARKETING, PROMOTIONS & PACKAGING

7.1      Licensor shall be responsible for packaging, labeling, and supply of all Licensed Products pursuant to the Supply Agreement, and as may otherwise be agreed between the parties pursuant to action of the JCC.  Licensee shall not modify, change, or alter any packaging or labeling of the Licensed Product without the prior written consent of the Licensor.  For the avoidance of doubt, co-branding is not permitted without Licensor’s prior written approval.

7.2      Licensee agrees that each medium of advertising through which Licensee promotes Licensed Products and each individual media vehicle through which Licensee publishes or distributes marketing materials relating to Licensed Products shall be consistent with the [****] and no less than consistent with the [****].

7.3      Except for the [****] distribution of Product Samples, Licensed Products shall not be sold or given away by Licensee free of charge or sold or exchanged for nominal value, or authorized by Licensee to be so given away, sold or exchanged, unless written approval is granted by Licensor for a specific amount.  If Licensee desires to give away or sell for nominal value Licensed Products for the promotion of the products, services or business of any individual or entity other than Licensee, Licensee shall obtain Licensor’s written approval prior to any such arrangement and such approval shall not be unreasonably withheld.  Licensor shall have [****] in which to approve or disapprove any such plan. It is understood between the parties that if Licensee does not receive [****], the Licensor has [****] such request.

VIII. JOINT COMMERCIALIZATION COMMITTEE

8.1      Within [****] following the Effective Date, the parties shall establish a Joint Commercialization Committee (“JCC”) that shall be comprised of up to [****] representatives of each of Licensee and Licensor, which representatives shall be members of the parties’ senior management or other such senior persons responsible for the applicable functional area within each party (each, a “JCC Member”).  The initial JCC Members of each of the parties are set forth in Exhibit F, attached hereto and incorporated herein by reference.  Each party may replace its JCC Members (including the chairperson) at any time on prior written notice to the other party.  Each party will have the right from time to time to invite to JCC meetings other representatives for the purpose of addressing specific issues to be discussed at such JCC meetings.  The chairperson of the JCC shall be appointed for a [****] term by one party followed up with a [****] term by the other party and will be replaced again [****] accordingly by the parties until termination of the Agreement, it being agreed that during the [****] of the Agreement the chairperson shall be appointed by [****], and shall initially be [****].  For the avoidance of doubt, the chairperson shall not have a greater casting or deciding vote or more authority than any other JCC Member on any matter related to the JCC or this Agreement. In addition to the foregoing, the parties shall each have the right to appoint non-voting observers to the JCC.

8.2      In connection with the transactions contemplated in this Agreement and in the other Transaction Documents, Licensee shall be responsible for the [****] (the “Licensee Responsibilities”).

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8.3.      In connection with the transactions contemplated in this Agreement and in the other Transaction Documents, Licensor shall be responsible for the [****] (collectively, the “Licensor Responsibilities”).  The specific obligations of the Licensor Responsibilities shall be further enumerated and determined pursuant to the [****].  Licensee shall not modify, change, or alter any packaging, labeling, or package inserts provided by Licensor. Licensor shall comply with all applicable laws and regulations in performing its obligations under the Transaction Documents.

8.4      The JCC shall act as a consultative and, to the extent expressly granted authority hereunder, a decision-making body for the purpose of designing and monitoring the implementation of, and the parties’ compliance with, the Transaction Documents in accordance with the terms thereof, and generally shall act as the forum for information-sharing between the parties with respect to the commercialization, manufacture and supply of the Licensed Product.  In particular, the JCC shall:

(a)  Exchange information (including manufacture, registration, supply, marketing and commercialization information) related to the Licensed Product and facilitate cooperation and coordination between the parties as they exercise their respective rights and fulfill their respective obligations under this Agreement;

(b)  Discuss the Licensee’s commercial plans with respect to the sales, marketing, and promotion of the Licensed Product and the manner in which the Licensed Product is to be commercialized in the Territory to the extent not set forth in such commercialization plans;

(c)  Monitor and discuss the inventory of Licensed Product in the Licensee’s distribution channels;

(d)  Discuss strategy and proper quantities surrounding distribution of Product Samples, which the parties mutually agree is a critical part of the commercialization strategy for the Licensed Product;

(e)  Monitor Licensee’s implementation, monitoring and coordination of all activities, including scheduling and prioritization thereof, contemplated in the Transaction Documents in conformance with the Transaction Documents;

(f)  Appoint working sub-groups, as necessary, whose duties and powers shall be determined by the JCC and who shall meet as necessary to provide relevant information for the JCC to carry out its duties under the Transaction Documents;

(g)  Promptly following the Effective Date, itself or through an appointed sub-group, become the forum for the discussion and analysis of Licensee’s handling of all regulatory matters in the Territory;

(h)  In addition, the JCC shall act as a consultative body with respect to all matters concerning intellectual property, including trademarks

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8.5      In the [****] calendar quarter of each calendar year during the Contract Term, Licensee will submit to the Licensor a [****] for the next Contract Year.

8.6      Before producing, publishing or distributing any market advertising related to the transactions contemplated by the Transaction Documents or Licensed Products that is not substantially similar to materials previously approved, Licensee shall submit to the JCC for its examination and approval or disapproval, a [****].  Licensor shall have [****] in which to approve or disapprove any such materials. It is understood between the parties that if Licensee does not receive a response from Licensor within [****] after the period detailed above, Licensor has [****] such request.

8.7      The JCC shall meet at least [****] per Contract Year, which meetings may be through teleconference or other virtual means.  All meetings shall be scheduled and confirmed at least [****] in advance of the date of such meeting where feasible.  No meeting of the JCC may occur without all JCC Members present, unless waiver or proxy is given in writing by the absent JCC Members.

8.8      The JCC Members designated by Licensee shall be responsible for preparing the minutes setting forth discussions held at each JCC meeting; provided, however, that such minutes will not become official until agreed upon by the JCC representatives designated by [****].  The JCC Members shall provide comments on such draft minutes.  [****] shall incorporate timely received agreed comments and distribute finalized minutes to all JCC Members.

8.9      Decisions of the JCC shall be taken unanimously.  In the event of a disagreement or a deadlock, the matter shall be referred to the senior executives of the parties.  In connection with any disagreement, the parties each agree that they shall participate, in good faith, in at least one (1) teleconference/virtual meeting which includes every JCC Member in an attempt to expeditiously and amicably resolve any such dispute.  If the disagreement or deadlock persists and is not resolved within [****], the parties shall have the right to cast the tie-breaking vote with respect to each matter within their respective responsibilities under the Transaction Documents, as set forth below:

(a)  Licensor shall have the right to cast a tie-breaking vote to be exercised in its reasonable judgment with respect to matters pertaining to Licensor Responsibilities.  For the avoidance of doubt, the Licensor shall have absolute control pertaining to the Licensor’s [****], except as expressly set forth in this Agreement.

(b)  Licensee shall have the right to cast a tie-breaking vote to be exercised in its reasonable judgment with respect to matters pertaining to Licensee Responsibilities.

8.10    The JCC shall not have any authority to contravene, override, or nullify any provision of the Transaction Documents or bind or incur liability on behalf of either party hereto without such party’s express prior written authorization, and shall have only such powers as are specifically delegated to them hereunder.  The JCC shall not be construed as a statutory board of directors, or as the “governing authority” of either party or both parties pursuant to the United

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States Sentencing Commission Guidelines, or give rise to the existence of fiduciary duties, either in respect of each JCC Member or in respect of the parties to this Agreement. Neither party will be required to act in accordance with decisions of the other party that contradict relevant laws or government guidelines.

8.11    Within [****] after the Effective Date, Licensor shall provide Licensee with copies of all the readily-available information in Licensor’s possession pertaining to the Licensed Product that is or in Licensor’s good faith reasonable judgment may be relevant for the commercialization of the Product; thereafter Licensor will use reasonable efforts to provide any additional relevant information pertaining to the Licensed Product within a commercially reasonable time, provided that, Licensor makes no warranty or guarantee and hereby disclaims all warranties and guarantees as to the completeness of any information provided pursuant to this Section.  In each case, such information shall be initially provided in electronic format to expedite the transition thereof, to be promptly followed up with delivery of hard copies.  During the Contract Term, Licensor shall also provide Licensee details of ongoing studies and upcoming and anticipated publications to the extent relevant to the Licensed Product and Licensee shall ensure that all such information is subject to the confidentiality provisions of this Agreement and ensure that such information is used only in compliance with applicable laws and regulations.

IX. RESEARCH & DEVELOPMENT COMMITTEE

9.1      Within [****] after the Effective Date, Licensee will establish a research & development committee comprising members of both Licensor and Licensee with a goal of exploring [****] (the “R&D Committee”).

9.2      Within [****] after the Effective Date, Licensee will present to Licensor a [****] for consideration by the parties (the “[****]”). Notwithstanding the foregoing, either party may, at any time, for any reason, without liability, inform the other party that it does not wish to pursue [****].  Following presentation of the [****], the parties will discuss, in good faith, the plan and potential collaboration arrangements in relation to the [****].  Neither party shall commit or undertake, or be committed to undertake, or accept and/or execute any proposed [****] unless and until a [****] reached between the parties (“[****]”).  For the avoidance of doubt, neither party will be under any obligation to enter into the [****].  Terms of ownership of any intellectual property rights and/or FDA or governmental filings and approvals created by the [****] and the related work or outputs thereof shall be dictated by the [****], if applicable.  In the absence of any [****], Licensor would own all such intellectual property rights and FDA/governmental filings and approvals.  Licensee will not at any time pursue FDA marketing approval of the Licensed Product without Licensor’s prior written consent.

9.3      Notwithstanding any other provision in this Agreement, Licensor retains the sole and absolute discretion to develop, determine and pursue a drug development plan for the Licensed Product at any time, on any terms and with any partner of its choosing, including during the Contract Term of this Agreement. Licensor shall promptly inform Licensee in writing of any such development plan and following such notification, Licensee shall be entitled to immediately terminate the License Agreement with no additional liability to Licensor except as otherwise

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incidental to or arising pursuant to or as a result of this Agreement, provided that the preceding clause shall not be deemed to abrogate, cancel, or waive any provision of this Agreement.

X. ENTERAGAM MARKS & ENTERAGAM URL

10.1    During the Contract Term, Licensor shall not within the Territory grant or sanction any other party to use any mark identical with, or substantially similar to, the EnteraGam Marks, and EnteraGam URL in a manner which is in conflict with the rights granted to Licensee under this Agreement.

10.2    Licensee shall have no right, title or interest in the EnteraGam Marks, and EnteraGam URL except the licensed rights in accordance with this Agreement. Each and every part of the EnteraGam Marks, and the EnteraGam URL is, and shall remain, the sole property of Licensor. Any use by Licensee of any part of the EnteraGam Marks, and the EnteraGam URL, and the goodwill arising from them, shall inure to the benefit of Licensor.

10.3    During the Contract Term, and at any time thereafter, Licensee shall not contest, raise any objections to the validity of, or attack Licensor’s title to, or rights in, the EnteraGam Marks, or the EnteraGam URL.

10.4    During the Contract Term, and at any time thereafter, Licensee shall not file any application for any mark, or obtain or attempt to obtain ownership of any mark or trade name, in any country of the world, which refers to, or is substantially similar to, any of the EnteraGam Marks, and the EnteraGam URL, and shall promptly notify Licensor if Licensee becomes aware of any attempts to do so by third parties.

10.5    In the event that any Person (other than Licensee, or any Affiliate(s) or Sublicensee(s) thereof, or any other Person acting in cooperation or concert with any of them) asserts that the EnteraGam Marks, the EnteraGam URL, or the sale of Licensed Products (collectively, the “Rights”) infringe upon such third party’s rights in the Territory, Licensor, at its sole expense, shall take what are in Licensor’s sole discretion commercially reasonable actions to protect and validate the Rights including, without limitation, arbitration, mediation and litigation, at Licensor’s discretion. Licensor shall have the right at any time, and in its sole discretion, to reach a settlement in any action to protect and validate the Rights. If a settlement is reached, or it is determined that the Rights do infringe on such third party’s rights, then Licensor may, if it is not commercially reasonable to obtain rights for Licensee to continue to exercise its rights under this Agreement, terminate this Agreement immediately. Without derogating from any other representation and warranty provided by Licensor, Licensor represents and warrants that the Rights [****].

10.6    The parties shall promptly notify the other party in writing of any learned use that may be an infringement or imitation of the EnteraGam Marks on articles similar to the Licensed Products, and of any use which may be an infringement or imitation of any applicable related designs, design patents and copyrights in the Territory. In the event a third party is allegedly infringing or threatens to infringe the Rights in the Territory, as determined by Licensor or Licensee, Licensor shall have the first right, but not the obligation, to bring an infringement action

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against any actual or alleged infringer with respect to the EnteraGam Marks, or the EnteraGam URL. Licensor may, in its sole judgment and at its own expense, institute, control, settle, and defend such action and recover any damages, awards, or settlements resulting therefrom. Licensee shall reasonably cooperate and use commercially reasonable efforts to assist Licensor in any such litigation. Licensor shall reimburse Licensee for its out-of-pocket expenses incurred as a result of such cooperation.  In the event that Licensor elects not to bring any such infringement action, during the Contract Term, Licensee shall have the option, but not the obligation, to bring an infringement action against any such third party and recover any damages, awards, or settlements resulting therefrom subject to the allocations below. Licensor shall reasonably cooperate and use commercially reasonable efforts to assist Licensee in any such litigation. Licensee shall reimburse Licensor for its out-of-pocket expenses incurred as a result of such cooperation.

10.7    Any damages, award, or settlement recovered by either party in connection with   enforcement of Licensor rights against third-party infringement in the Territory shall first be used to reimburse Licensor and Licensee for all reasonable expenses incurred during said litigation.  The remainder of the damages, award or settlement that is attributable to any infringement or alleged infringement in the Territory shall be divided as follows [****].  The foregoing allocation of proceeds shall only apply to actions relating to infringement that occurs during the Contract Term.

10.8    Licensee shall take appropriate actions and, at Licensor’s expense (unless necessary to cure actions of Licensee or its Affiliate(s), in which case at Licensee’s expense), all commercially reasonable actions reasonably requested by Licensor, to prevent or avoid any misuse of the EnteraGam Marks, the EnteraGam URL, or Licensed Products by any of its customers, contractors, Sublicensee(s), suppliers, or other resources.

10.9    Licensee shall reasonably assist and cooperate with Licensor, at Licensor’s expense, in any other efforts to obtain, perfect and protect its rights to the EnteraGam Marks, and the EnteraGam URL in the Territory. Licensee shall execute any documents reasonably required by Licensor in connection with the foregoing.

10.10  Following the termination of the rights granted under this Agreement with respect to the EnteraGam Marks, or the EnteraGam URL, Licensee shall cease absolutely, and Licensee shall not thereafter offer, sell, market, promote, or utilize for any purpose whatsoever, any item branded under, or making reference to, the EnteraGam Marks, nor shall Licensee publish or display, or authorize or permit the publication or display of, further or additional quantities of any advertising or marketing materials which incorporate the EnteraGam Marks, and Licensee shall immediately cease all use of the EnteraGam URL and shall transfer all control of the EnteraGam URL back to Entera.

10.11  Licensee hereby assigns to Licensor, without the payment of additional compensation, the entire right, title and interest in and to all writing(s), formula(s), design(s), model(s), drawing(s), photograph(s), design(s) and any other invention(s) made, conceived or reduced to practice or authored by Licensee, either solely or jointly with others, during or in connection with this Agreement or which relates to, incorporates, relies upon, or is a derivative, modification, improvement or change of or to the EnteraGam Marks, the Licensed Product, and

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the EnteraGam URL, whether occurring prior to or after the Effective Date of this Agreement. Licensee shall promptly disclose to Licensor all work(s), writing(s), formula(s), design(s), model(s), photograph(s), drawing(s), design(s) and other invention(s) made, conceived or reduced to practice or authored by Licensor, either solely or jointly with others, during or in connection with the performance of or related to this Agreement.  Licensee shall sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Licensor, any and all documents and perform any acts as may be necessary, useful or convenient for the purpose of securing to Licensor or its nominees, patent, trademark or copyright protection throughout the world upon and for all such work(s), writing(s), formula(s), design(s), model(s), drawing(s), photograph(s), design(s) and other invention(s), title to which Licensor may acquire under the terms of this Agreement.  All of the foregoing inventions, developments, and other intellectual property rights shall, once vested in the Licensor, automatically and without further action of the parties be included within the scope of the License, subject to the terms, conditions, and limitations thereof.

XI. CONFIDENTIAL & PROPRIETARY INFORMATION

11.1    During the Contract Term, either party may provide the other with access to and/or allow them to become familiar with various aspects of their Confidential Information. Both parties shall hold all revealed Confidential Information which has been provided in strict confidence, shall not use in any way or disclose any Confidential Information directly or indirectly to any other party and such information shall be used by Licensor only in those facilities where Licensed Products are manufactured and only in connection with the manufacture, use and sale of Licensed Products. All records, files, documents, information, data and other similar items relating to either party’s business operations, regardless of who prepared them and which are not otherwise in the public domain, shall remain the exclusive property of the owning party.

11.2    Apart from the license granted herein to use the EnteraGam Marks, and the EnteraGam URL in connection with the advertising, promotion, sale, offering for sale and distribution of Licensed Products, this Agreement does not grant Licensee any rights whatsoever in the Confidential Information of Licensor under any of Licensor’s patent(s), patent application(s), trademark(s), trademark application(s), copyrights, copyright application(s), service mark(s), URL(s), website(s), or proprietary technology or any other rights in the EnteraGam Marks, or EnteraGam URL not granted herein. The use of any proprietary information outside the scope of this grant of license is considered a material breach of this Agreement. LICENSEE SHALL NOT USE ANY PROPRIETARY INFORMATION OUTSIDE THE SCOPE OF THIS GRANT OF LICENSE. LICENSOR DOES NOT GRANT LICENSEE ANY RIGHTS WHATSOEVER IN THE CONFIDENTIAL INFORMATION OF LICENSOR BY VIRTUE OF THIS AGREEMENT OR OTHERWISE. LICENSEE DOES NOT GRANT LICENSOR ANY RIGHTS WHATSOEVER IN THE CONFIDENTIAL INFORMATION OF LICENSEE BY VIRTUE OF THIS AGREEMENT OR OTHERWISE.

XII. PAYMENTS

All royalty payments required under the provisions of this Agreement are payable by wire transfer as follows:

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Payment Address:

[****]

XIII. NOTICES & OTHER COMMUNICATIONS

13.1    All reports, approvals, requests, demands, notices and other communications required or permitted by this Agreement shall be in writing and signed by a duly authorized officer of or such other individual designated in writing by a party.

13.2    Communications shall be duly given if delivered personally, if mailed (by certified or registered mail (air mail if sent internationally), return receipt requested) or if delivered by nationally-recognized overnight courier or mail service that requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned. Notice may also be sent by facsimile or electronic transmission, with written confirmation of receipt.

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13.3    All Communications to Licensor shall be sent to:

Entera Health, Inc.

2425 SE Oak Tree Court

Ankeny, Iowa 50021

[****]

13.4    All communications to Licensee shall be sent to:

RedHill Biopharma, Inc.

8045 Arco Corporate Drive

Suite 120

Raleigh, North Carolina 27617

[****]

with a copy to:

RedHill Biopharma Ltd.

21 Ha'arba'a Street

Tel-Aviv 64739

Israel

Fax: +972 (3) 541 3144[****]

or to such other address as the party to who notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication will be deemed to have been given: (i) when delivered, if personally delivered; (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier or mail service (third business day if sent internationally); (iii) on the [****] day following the date of mailing, if sent by mail ([****] day if sent internationally); and (iv) on [****] day (on the receiving end) after being sent by facsimile or electronic mail.  It is understood and agreed that this Section 13 is not intended to govern the day-to-day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.

XIV. RECORDS & INSPECTION

14.1    Licensee shall maintain in the United States invoices and books of account for the sale of Licensed Products relating to this Agreement during the Contract Term for a period of [****] following the period to which they relate, with respect to inventory levels of Licensed Product within the Licensee’s distribution channels, call data (e.g. physicians which have been called on by Licensee’s sales force and prescriptions dispensed thereunder, etc.) and Sales of Licensed Product made by Licensee and by any and all Sublicensee(s). Such books of account shall be complete and accurate in accordance with generally accepted accounting practices. Licensor will have the right, at its own cost,  to have a mutually agreeable independent certified public accounting firm of internationally recognized standing and who agrees to be bound by a customary undertaking of confidentiality at least as restrictive as those in this Agreement, have

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access during Licensee's normal business hours, and upon reasonable prior coordination, to Licensee’s records as may be reasonably necessary to verify the accuracy of Licensee’s Quarterly Statements, during the Contract Term and for a period of up to [****] after the termination or expiration thereof; provided, however, that Licensor will not have the right to conduct more than [****] in any Contract Year, unless any audit or examination or Quarterly Statement reveals or contains any significant or material miscalculation, misstatement, or error, in which case Licensor may conduct additional audits or examinations until such miscalculations, misstatements, or errors are resolved.  The accounting firm shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit. Any such audit shall not unreasonably interfere with the business of Licensee. Licensor shall provide to Licensee a copy of the audit report and any applicable audit work papers (unless such auditor will not consent to the disclosure of its audit work papers after reasonable efforts to obtain the consent of such auditor) within [****] of its receipt thereof. Without derogating from the foregoing, Licensor’s audit rights shall be conducted no later than [****] following the termination or expiration of the Contract Term. The costs of the audit are the responsibility of Licensor provided that in the event that there is a shortfall of more than [****] in the payment due, the audit costs and all related travel costs will be covered by RedHill within [****] following billing.

14.2    If, upon any examination of Licensee’s books and records pursuant to Section 14.1 hereof, Licensor shall discover any royalty overpayment by Licensee, Licensor will make all payments required to be made to correct and eliminate such overpayment within [****] of Licensee’s demand.  If, upon any examination of Licensee’s books and records pursuant to Section 14.1 hereof, Licensor shall discover any royalty underpayment by Licensee, Licensee will make all payments required to be made to correct and eliminate such underpayment within [****] after the date on which such accounting firm’s written report is delivered to [****].

14.3    In addition to any other remedy available to either party, if any payment not under dispute in good faith due under this Agreement is delayed for any reason beyond [****], interest shall accrue and be payable, to the extent legally enforceable, on such unpaid principal amounts from and after the date on which the same became due, at a per annum amount equal to the Prime Rate [****] or the highest amount otherwise permitted by law.

XV. COMPLIANCE; REPRESENTATIONS AND WARRANTIES

15.1    Licensee shall not, in any manner, authorize or purport to authorize another, including, without limitation, any Affiliate(s), including any Sublicensee(s) of Licensee, to use the EnteraGam Marks, or the EnteraGam URL, except to the extent specifically provided herein.

15.2    Licensee and Licensor shall comply with all Regulatory Compliance Obligations set forth on Exhibit E.

15.3    As a material inducement to induce the Licensor to enter into this Agreement, Licensee hereby represents and warrants, to the Licensor, on its own behalf and, where applicable,  on behalf of all of its Affiliate(s), and its and their respective heirs, successors, and assigns (provided that the Licensee makes no representations and warranties with respect to the EnteraGam

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Marks, the EnteraGam URL, or the Licensed Product) that the following shall be true and correct with respect to all of them:

(a)  the Licensee enters into this Agreement and all of the Transaction Documents freely, knowingly, voluntarily, without duress, and with the advice of counsel.

(b)  the Licensor has made no commitment, promise, or guarantee, whether verbal or written, of any amounts, revenues, or proceeds that would or may be obtained by Licensee as a result of this Agreement.

(c)  Licensee has the authority to enter into this Agreement and the other Transaction Documents, and the execution, delivery, and performance of this Agreement and all of the Transaction Documents does not conflict with any policy to which Licensee is subject or any contractual or legal obligation of Licensee, and this Agreement and the other Transaction Documents shall constitute binding obligations of the Licensee, enforceable against Licensee in accordance with its and their respective terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(d)  Licensee’s execution, delivery, and performance of this Agreement and all of the Transaction Documents will not violate: (i) any applicable law, rule, ordinance, regulation or order; (ii) any contracts between the Licensee and any third parties; or (iii) to Licensee’s knowledge, the rights of any Person in or to any patent, trademark, trade name, copyright, trade secret, license or other proprietary right, intellectual property right or similar right.

(e)  Licensee’s execution, delivery, and performance of this Agreement and the other Transaction Documents will not violate or infringe the rights of any Person in or to any patent, trademark, trade name, copyright, trade secret, license or other proprietary right, intellectual property right, or similar right.

(f)  Except with respect to the rights being licensed to Licensee hereunder, Licensee is the lawful owner or licensee of any software programs or other rights or material to be used by Licensee in its performance of this Agreement, and Licensee has all rights necessary to convey to the Licensor, the complete and unencumbered ownership of any and all Royalties and other deliverables contemplated hereunder.

(g)  Licensee has obtained any and all necessary approvals to enter into this Agreement including, to the extent necessary the approval of Licensee’s board of directors and shareholders.

(h)  To the best of its knowledge, Licensee and all of its personnel who will or may be used in any manner in connection with the performance of this Agreement and the other Transaction Documents has never been debarred or suspended, is not debarred or

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suspended, and is not under investigation for any fact or circumstance which could result in the debarment or suspension of Licensee or any of them under any state or federal healthcare, procurement, or other programs.

(i)  To the best of its knowledge and with reasonable efforts customary in the industry, Licensee, and all of its personnel who will or may be used in any manner in connection with the performance of this Agreement and the other Transaction Documents, has not made or offered to make, and shall not improperly make, offer to make, or agree to make any loan, gift, donation or payment, or transfer of any other thing of value directly or indirectly, whether in cash or in kind, to or for the benefit of any private entities, government and public bodies, political parties, party officials, candidates for political office, local councils, judicial officers, public international organizations and their employees, institutions and officials in connection with any business activity of Licensee or any of its wholly or partially owned Affiliate.

(j)  If Licensee learns of any of the prohibited activities described above, Licensee shall promptly notify the Licensor.

(k)  Licensee is not a foreign or domestic government official nor is Licensee related to a foreign or domestic government official (as such terms are contemplated in the Foreign Corrupt Practices Act and the UK Bribery Act).

(l)  To the best of its knowledge, Licensee, and all of its personnel, have not been debarred and is not under investigation for debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b), or disqualified under any laws or regulations.  If during the term of this Agreement, Licensee (i) becomes debarred or disqualified; (ii) receives notice of an action or threat of an action with respect to its debarment or disqualification; or (iii) engages in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions, Licensee shall notify Licensor immediately.

(m) Licensee has not and will not use in any capacity the services of any individual, corporation, partnership or association or other Person which it is aware has been debarred under 21 U.S.C. §335a(a) or (b), or disqualified under the provisions of 21 C.F.R. §312.70, and if Licensee becomes aware of the debarment, threatened debarment, disqualification or threatened disqualification of any individual, corporation, partnership, or association providing services to Licensee which directly or indirectly relate to activities under this Agreement and the other Transaction Documents, Licensee shall notify the Licensor immediately.

(n)  To the best of its knowledge, neither Licensee nor any Person affiliated with Licensee has been sanctioned by or excluded from participation in any federal health care program, including Medicare and Medicaid, and Licensee agrees that if it or any such individual associated with it should become the subject of an investigation relating to health care fraud, abuse or misconduct, or should be sanctioned by or excluded from

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participation in any federal health care program, including Medicare and Medicaid, it will immediately notify Licensor.

(o)  To the best of its knowledge, Licensee is in compliance with any and all other applicable local, state, national, and international laws and regulations including, without limitation, the laws of any applicable securities exchange (including any applicable anti-retaliation and whistleblower programs) and is not under investigation for any violation of any such laws or regulations.

(p)  Licensee has in place a current and comprehensive code of conduct and ethics and maintains a corporate compliance and ethics program which is designed to detect and prevent criminal conduct in accordance with Chapter 8 of the most recent United States Sentencing Commission Guidelines.

(q)  Licensee shall conduct reasonable and adequate regulatory compliance-related due diligence of any and all third-party vendors or suppliers used in any manner in connection with the activities contemplated by the Agreement and the other Transaction Documents.

(r)  Licensee has had sufficient time to conduct due diligence of Licensor and of the Licensed Product to its satisfaction, has had unrestricted access to the management and board of the Licensor and an opportunity to ask any and all questions desired by the Licensee, and all inquiries and questions desired to be submitted or asked have been answered by the Licensor to the Licensee’s satisfaction.

(s)  Licensee and it Affiliate(s) and its Subcontractor(s) is and are Solvent (as defined below) and, after consummation of the transactions contemplated in this Agreement, will be Solvent.  “Solvent” means, as to any Person, that such Person (a) owns property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and the business in which it is about to engage; and (e) is not “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code.

(t)  To Licensee’s knowledge, neither this Agreement nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

15.4    All of Licensee’s sublicense agreement(s) must comply with this Agreement including, without limitation, the provisions of this Section 15.4, provided that the preceding sentence shall not be construed to authorize the Licensee to enter into any sublicense without the

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Licensor’s prior written consent.  In the event Licensee has knowledge of, has reason to believe, or should have reason to know that any Sublicensee(s) or any third-party vendors or supplier used by Licensee in connection with the activities contemplated by this Agreement or the other Transaction Documents is in breach of any provision of this Agreement, Licensee must immediately notify Licensor and Licensee shall, at its sole expense, take immediate action to rectify such breach, including, where Licensor deems it necessary, immediate termination of its relationship with such Sublicensee(s) or third-party vendor(s) or supplier(s). If Licensee fails to take immediate action or such action is not successful, Licensee will assign its rights to proceed against any such Person to Licensor and Licensor will, at Licensee’s sole expense, have the right to pursue all available remedies to protect its rights. Further, such Licensee failure shall be grounds for termination of this Agreement by Licensor.

15.5    In addition to all other reports required by this Agreement, in order to maintain Licensor’s high standard of quality control and to ensure that appropriate measures are taken to ensure regulatory compliance, upon request by Licensor, Licensee shall provide a report to Licensor on a quarterly basis with any other relevant information regarding all Sublicensee(s) or third-party suppliers or vendors, as requested by Licensor.

15.6    As a material inducement to induce Licensee to enter into this Agreement, Licensor hereby represents and warrants, to Licensor, that the following shall be true and correct with respect as of the Effective Date:

(a)  Licensor enters into this Agreement and all of the Transaction Documents freely, knowingly, voluntarily, without duress, and with the advice of counsel.

(b)  Licensor has the authority to enter into this Agreement and the other Transaction Documents, and the execution, delivery, and performance of this Agreement and all of the Transaction Documents does not conflict with any policy to which Licensor is subject or any contractual or legal obligation of Licensor, and this Agreement and the other Transaction Documents shall constitute binding obligations of the Licensor, enforceable against Licensor in accordance with its and their respective terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(c)  Licensor’s execution, delivery, and performance of this Agreement and all of the Transaction Documents will not violate: (i) any applicable law, rule, ordinance, regulation or order; (ii) any contracts between the Licensor and any third parties; or (iii) to Licensor’s knowledge, the rights of any Person in or to any patent, trademark, trade name, copyright, trade secret, license or other proprietary right, intellectual property right or similar right.

(d)  Licensor’s execution, delivery, and performance of this Agreement and the other Transaction Documents and the exercise by Licensee of its rights granted under this Agreement in accordance with its terms, will not violate or infringe the rights of any

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Person in or to any patent, trademark, trade name, copyright, trade secret, license or other proprietary right, intellectual property right, or similar right.

(e)  To the knowledge of Licensor, Licensor has the valid and unrestricted right to license the Licensed Product pursuant to the License.

(f)  Licensor has obtained any and all necessary approvals to enter into this Agreement including, to the extent necessary the approval of Licensor’s board of directors and shareholders.

(g)  It has and shall maintain throughout the Contract Term, all regulatory approvals necessary for the performance of its obligations hereunder.

(h)  It has not received any written notice asserting or alleging that any research or development of the Licensed Product infringed or misappropriated the intellectual property rights of any third party.

(i)  There are no pending, and to Licensor’s knowledge, no threatened, adverse actions, suits or proceedings against Licensor or its Affiliates involving the Licensed Product.

(j)  The ENTERGAM® trademark has been properly filed and registered with the U.S. Patent and Trademark Office and is valid and in full force and effect, and, Licensor has the right to use and license the ENTERA® trademark, free and clear of any liens or encumbrances.

(k)  There are no pending legal suits or proceedings involving the Licensed Product; and there are no threatened legal suits or proceedings in the Territory involving the Product.

(l)  To the best of its knowledge, Licensor and all of its personnel who will or may be used in any manner in connection with the performance of this Agreement and the other Transaction Documents has never been debarred or suspended, is not debarred or suspended, and is not under investigation for any fact or circumstance which could result in the debarment or suspension of Licensee or any of them under any state or federal healthcare, procurement, or other programs.

(m) To the best of its knowledge and with reasonable efforts customary in the industry, Licensor, and all of its personnel who will or may be used in any manner in connection with the performance of this Agreement and the other Transaction Documents, has not made or offered to make, and shall not improperly make, offer to make, or agree to make any loan, gift, donation or payment, or transfer of any other thing of value directly or indirectly, whether in cash or in kind, to or for the benefit of any private entities, government and public bodies, political parties, party officials, candidates for political office, local councils, judicial officers, public international organizations and their employees, institutions and officials in connection with any business activity of Licensor or any of its wholly or partially owned Affiliate.

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(n)  If Licensor learns of any of the prohibited activities described above, Licensor shall promptly notify the Licensee.

(o)  Licensor is not a foreign or domestic government official nor is Licensor related to a foreign or domestic government official (as such terms are contemplated in the Foreign Corrupt Practices Act and the UK Bribery Act).

(p)  To the best of its knowledge, Licensor, and all of its personnel, have not been debarred and is not under investigation for debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b), or disqualified under any laws or regulations.  If during the term of this Agreement, Licensor (i) becomes debarred or disqualified; (ii) receives notice of an action or threat of an action with respect to its debarment or disqualification; or (iii) engages in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions, Licensor shall notify Licensee immediately.

(q)  Licensor has not and will not use in any capacity the services of any individual, corporation, partnership or association or other Person which it is aware has been debarred under 21 U.S.C. §335a(a) or (b), or disqualified under the provisions of 21 C.F.R. §312.70, and if Licensor becomes aware of the debarment, threatened debarment, disqualification or threatened disqualification of any individual, corporation, partnership, or association providing services to Licensor which directly or indirectly relate to activities under this Agreement and the other Transaction Documents, Licensor shall notify the Licensee immediately.

(r)  To Licensor’s knowledge, neither Licensor nor any Person affiliated with Licensor has been sanctioned by or excluded from participation in any federal health care program, including Medicare and Medicaid, and Licensor agrees that if it or any such individual associated with it should become the subject of an investigation relating to health care fraud, abuse or misconduct, or should be sanctioned by or excluded from participation in any federal health care program, including Medicare and Medicaid, it will immediately notify Licensee.

(s)  To Licensor’s knowledge, Licensor is in compliance with any and all other applicable local, state, national, and international laws and regulations including, without limitation, the laws of any applicable securities exchange (including any applicable anti-retaliation and whistleblower programs) and is not under investigation for any violation of any such laws or regulations.

(t)  To Licensor’s knowledge, Exhibit G attached hereto and incorporated herein by reference lists all past studies and publications (including name, date, author/investigator) conducted/published in the past relating to the Licensed Product.

(u)  Licensor shall conduct reasonable and adequate regulatory compliance-related due diligence of any and all third-party vendors or suppliers used in any manner in

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connection with the activities contemplated by the Agreement and the other Transaction Documents.

(v)  Licensor is Solvent and, assuming the proper performance of the Transaction Documents, after consummation of the transactions contemplated in Transaction Documents, will be Solvent.

(w) Licensor has, to Licensor’s knowledge, provided Licensee with all information Licensee has requested. To Licensor’s knowledge, neither this Agreement nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

XVI. ASSIGNMENT; SUBLICENSE

16.1    Licensee may not and shall not sublicense or assign this Agreement or its rights and interest hereunder, or any part hereof, whether by operation of law or otherwise, except in strict compliance with the provisions of this Agreement and, as required by this Agreement, with the Licensor’s prior written consent. Any attempted or purported sale, transfer, lease, sublicense or assignment which is not in compliance with this provisions of this Agreement shall be null and void ab initio and shall, in Licensor’s sole discretion, result in the immediate termination of this Agreement.  Each and every sublicense or assignment shall require a written undertaking by each such Sublicensee and assignee that such party acknowledges and agrees to be bound by all terms and conditions of this Agreement as if such party were an original signatory to this Agreement.  No sublicense shall relieve Licensee of any of its obligations arising hereunder.  For the avoidance of doubt, all Sublicensee(s) shall be bound to and shall perform all obligations of the Licensee arising pursuant to this Agreement, notwithstanding any failure to specifically mention such Sublicensee(s) in any provisions in this Agreement giving rise to such obligations.

16.2    Licensor shall have a complete and unrestricted right to sell, transfer, lease or assign its rights and interests in this Agreement to any domestic or foreign corporation or other business entity, provided that such transferee agrees to be bound by all of the terms hereof. In the event that Licensor shall sell, transfer, lease or assign its rights and interests in this Agreement, Licensor shall notify Licensee of such event.

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XVII. TERMINATION

17.1    This Agreement may be terminated by Licensor by written notice, immediately upon the occurrence of any of the following events:

(a)  If Licensee makes any unauthorized assertion of rights in the EnteraGam Marks, the EnteraGam URL, or the Licensed Products, which is inconsistent with the Licensor’s interest therein and fails to cure same within [****] after the written notice thereof from Licensor.

(b)  If Licensee attempts to or actually sells, transfers, leases, pledges, sublicenses, assigns or otherwise encumbers or disposes of this Agreement or any of Licensee’s rights or obligations hereunder not in strict compliance with the provisions of this Agreement and fails to cure same within [****] after the written notice thereof from Licensor.

(c)  If Licensee ceases to engage in its business for more than [****].

(d)  If Licensee fails to offer Licensed Products for sale for a period of [****] following the RedHill Launch, other than as a result of a breach of any Transaction Document by Licensor or compliance with any applicable law or regulatory directive.

(e)  If the insurance coverage required by this Agreement should be canceled for any reason and Licensee or Licensor, as appropriate, fails to cure same within [****] after the insurer’s notice thereof to Licensee or Licensor, respectively, provided that for purposes of this provision, in order to be deemed “cured”, there may be no lapse in insurance coverage for any period during the Contract Term or thereafter as required pursuant to this Agreement.  In the event that either party is at risk of a lapse in any insurance coverage required by this Agreement, such party shall immediately notify the other party upon the discovery thereof and update such other party continuously in efforts to cure such breach.  In the event that any lapse in coverage occurs and is not curable, such breach shall be immediately deemed incurable and the non-breaching party may immediately terminate this Agreement.

(f)  If Licensee terminates the Supply Agreement for any reason, the Licensor may immediately terminate this Agreement.

17.2    This Agreement may be terminated by either party as follows:

If either party fails to perform or fulfill any other material obligation required to be performed or fulfilled by it  in the time and manner herein provided, or any representation and warranty made by either party shall any time cease to be true and correct in all respects, whether as applicable to a party or to any other Person covered thereby and if such default shall continue for [****] after receipt of written notice thereof from the non-defaulting party, then the non-defaulting party shall have the right to terminate this Agreement immediately by written notice of termination to the defaulting party, provided that, in the event that either party violates any applicable anti-corruption or anti-bribery related laws and regulations, then the other party may terminate this Agreement

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immediately. Such right to terminate this Agreement shall be in addition to and shall not be prejudicial to any right or remedies, at law or in equity, which said non-defaulting party may have on account of such default.

17.3    This Agreement may be terminated at any time for any reason or no reason upon [****] prior written notice by Licensee without any additional liability except as otherwise incidental to or arising pursuant to or as a result of this Agreement, provided that the preceding clause shall not be deemed to abrogate, cancel, or waive any provision of this Agreement.  Any notice of termination given by Licensee pursuant to this Section 17.3 shall be irrevocable unless such requirement is waived in writing by Licensor.  In the event Licensee terminates this Agreement pursuant to this Section 17.3, Licensor may immediately enter into negotiations and, upon notice to Licensee, execute definitive agreements with any Person with respect to a license of any of the Licensor’s intellectual property rights, including, without limitation, those intellectual property rights subject to this License, subject only to the condition that such definitive agreements may not take effect until the effective date of termination specified on the Licensee’s notice of termination.

17.4    Licensor may terminate this Agreement if Licensee fails to (i) meet the Minimum Net Sales target in any Contract Year or (ii) if the RedHill Launch does not occur within [****] after the Effective Date of this Agreement, provided Licensor delivers termination notice to Licensee within [****] from the date Licensee notifies Licensor of an applicable failure.  Licensor may terminate this Agreement in the event of each and every such failure, and any failure to provide notice of termination within the timelines stipulated above in respect of any particular failure shall not preclude Licensor from later terminating such Agreement in respect of a later breach.  Termination of this Agreement shall constitute the only remedy Licensor is entitled to for such failures described in this Section 17.4, with no further liability by Licensee whatsoever.

17.5    Licensor may terminate this Agreement pursuant to Section 17.2 if Licensee fails to meet its obligations under Sections 2.1(c) or Section 4.  Termination of this Agreement as aforesaid shall constitute the only remedy Licensor is entitled to for the failure described in this Section 17.5 (except with respect to a breach of Section 4.3) with no further liability by Licensee whatsoever.

17.6    Upon expiration or termination of this Agreement for any reason, the License granted hereunder shall immediately terminate and be of no further force and effect, Licensee shall immediately cease all activities with respect to or in connection with the Licensed Products, and shall not thereafter use EnteraGam Marks on the Licensed Products or on any promotional and packaging materials, labels, literature, stationary or other items bearing the EnteraGam Marks, and shall immediately cease using the EnteraGam URL and shall immediately transfer control thereof to the Licensor.  The following terms and conditions shall also apply in the event of every expiration or termination of this Agreement:

(a)  Within [****] before the Expiration Date or within [****] after the Termination Date, Licensee shall provide Licensor with a statement indicating the number and description of Licensed Products which it has on hand as of the date of expiration or termination

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and the amount of such inventory necessary to fill Licensee’s existing customer orders with such documentation provided to Licensor.

(b)  Licensor shall have the option of conducting during Licensee’s regular business hours and upon prior coordination with Licensee a physical inventory, either itself or through one or more agents, in order to ascertain or verify such inventory.

(c)  The Licensor may itself use or license the use of EnteraGam Marks in any manner; and

(d)  The other Transaction Documents shall immediately terminate and be of no further force and effect except as otherwise set forth therein.

17.7    Upon expiration or termination of this Agreement for any reason, Licensor shall be entitled to all Royalties due as of the date of expiration or termination.

17.8    Within [****] after expiration or termination, Licensee shall deliver and return to Licensor any and all documents embodying Licensor’s Confidential Information.  In the event that this Agreement is terminated by Licensor pursuant to Section 17.4 and Section 17.5, Licensee shall also provide all physician-level prescription information pertaining to all Sales of Licensed Product during the [****] during the Contract Term, along with all clinical information and information relating to case studies and case series to the extent pertaining to the Licensed Product.

17.9    Neither the expiration nor earlier termination of this Agreement due to causes imputable to either party shall relieve the other party from its duty of nondisclosure provided herein, or from obligations for payments then due or accrued hereunder, or for any damage caused to either party.

17.10  Upon termination or expiration of this Agreement, all rights granted herein shall revert to Licensor, which may grant a license to others to use the EnteraGam Marks, the EnteraGam URL, and the Licensed Product in any way whatsoever. Licensee shall, thereafter, refrain from all further use of all of the foregoing.

17.11  Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the EnteraGam Marks, the EnteraGam URL, and the Licensed Products, to collect royalties payable by Licensee pursuant to this Agreement.

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17.12  Bankruptcy:

(a)  If either party shall become insolvent under either the U.S. Bankruptcy Code or the Uniform Commercial Code of the State of New York, or shall make an assignment for the benefit of creditors, or files for any relief under any bankruptcy law or regulation in any jurisdiction or place, including, without limitation, the Bankruptcy Code, or shall make an assignment for the benefit of creditors, or if either party shall be made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, other than an involuntary bankruptcy which is not stayed or discharged within [****] or if either party shall be adjudged bankrupt, or if a receiver or trustee for the property of either party shall be appointed, this Agreement shall hereupon terminate at the option of the other party.

(b)  The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the Bankruptcy Code and, in the event of the Licensor’s bankruptcy, Licensee shall have the protection afforded to a licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain Licensee’s rights in the intellectual-property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated.

(c)  In the event of Licensee’s bankruptcy, the parties intend that all Royalties payable under this Agreement following the commencement of a bankruptcy case shall be deemed administrative priority claims under the Bankruptcy Code because the parties recognize and agree that the bankruptcy estate’s enjoyment of this Agreement will (i) provide a material benefit to the bankruptcy estate during its reorganization and (ii) deny Licensor the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

(d)  The parties acknowledge and agree that any delay in the decision of a debtor-in-possession or trustee of the bankruptcy estate to assume or reject the Agreement (the “Decision Period”) materially harms Licensor by interfering with Licensor’s ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. The parties recognize that arranging appropriate alternative exploitation of the EnteraGam Marks, and the Licensed Product is a time-consuming and expensive process and that it is unreasonable for Licensor to endure a Decision Period of extended uncertainty. Therefore, the parties agree that the Decision Period shall not exceed [****].

(e)  Licensor, in its interest to safeguard its valuable interests (including, without limitation, its intellectual property rights in the EnteraGam Marks and the EnteraGam URL), has relied on the particular skill and knowledge base of Licensee. Therefore, the parties acknowledge and agree that in a bankruptcy context this Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code and may not be assigned without the prior written consent of Licensor in the event of any bankruptcy-related event, the actual or pending insolvency of the Licensee, or if the Licensee should enter, or during the time that the Licensee would be reasonably likely to enter, the zone of insolvency.

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XVIII. INDEMNITY AND DISCLAIMER

18.1    Licensor hereby agrees to indemnify and hold the Licensee, it Affiliates (including its Sublicensee(s)) and/or any of their related entities, officers, directors, employees, and/or agents (“Licensee Indemnitees”) harmless against any and all legitimate bona fide claims, demands, causes of action, damages and judgments, solely in each and every case of any third parties, to the extent arising out of: (a) the use of the EnteraGam Marks, the EnteraGam URL by the Licensee in compliance with all applicable laws and regulations and in accordance with this Agreement; (b) any material breach by Licensor of this Agreement which results in a material adverse effect on the Licensee Indemnitees, including any breach of any representation or warranty made by Licensor in this Agreement, which results in a material adverse effect on the Licensee Indemnities; or (c) Licensor’s negligence, recklessness, or willful misconduct,  provided that in each case Licensee shall give notice to Licensor within [****] after notification of each such claim, demand, cause of action or judgment and shall not, without the written consent of the Licensor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, demand, cause of action or judgment. Licensee’s failure to provide notice as aforesaid shall not relieve Licensor of its obligation under this Section 18 except to the extent that it can demonstrate that it has been materially prejudiced as a result of the failure. With respect to the foregoing indemnity, the Licensor agrees to indemnify and hold the Licensee Indemnitees harmless from and against reasonable attorney’s fees, expert fees and court costs. The Licensor shall have the right to undertake and conduct the defense of any claim or cause of action so brought and handle any such claim or cause of action with attorneys of its own selection and in such case the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense. The provisions of this paragraph and Licensor’s obligations hereunder shall survive the expiration or termination of this Agreement for a period of [****] after the termination or expiration of this Agreement, except with respect to matters pertaining to regulatory violations, which shall survive until the expiration of all applicable statutes of limitation.  Notwithstanding anything stated in this paragraph, Licensor has no duty to indemnify or otherwise hold harmless the parties provided for herein to the extent the claims, demands, causes of action and judgments of any third parties are caused by Licensee’s (including any of Licensee’s Affiliates, any and all Sublicensee(s), and/or any of the Licensee Indemnitees’) breach of this Agreement, violation of applicable laws, or any negligence, recklessness, or willful misconduct on the part of any of them.

18.2    Licensee hereby agrees to defend, indemnify and hold the Licensor, its Affiliates, and/or any of its their related entities, officers, directors, attorneys, employees and/or agents (“Licensor Indemnitees”) harmless against from and against any and all legitimate bona fide claims, demands, causes of action and judgments of any third parties to the extent arising out of: (a) Licensee’s (and any and all Affiliate(s’)) use, import, export, distribution, shipment, advertising, promotion, offering for sale and/or sale of Licensed Products and/or the promotional and packaging material depicting such EnteraGam Marks not provided by Licensor; (b) Licensee’s negligence, recklessness, or willful misconduct; (c) any material breach by Licensee of this Agreement which results in a material adverse effect on the Licensor Indemnitees, including any breach of any representation and warranty of this Agreement which results in a material adverse effect on the Licensor Indemnitees; or (d) any claims or causes of action arising from or relating to the Licensee Responsibilities, provided that the Licensor shall give notice to the Licensee within [****] after notification of each such claim, demand, cause of action or judgment and shall not,

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without the written consent of the Licensor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, demand, cause of action or judgment. Licensor’s failure to provide notice as aforesaid shall not relieve Licensee of its obligation under this Section 18 except to the extent that it can demonstrate that it has been materially prejudiced as a result of the failure.  With respect to the foregoing indemnity, the Licensee agrees to defend and hold the Licensor Indemnitees harmless at no cost or expense to the Licensor Indemnitees whatsoever, including, but not limited to, reasonable attorney’s fees, expert fees and court costs. The Licensee shall have the right to undertake and conduct the defense of any cause of action so brought and handle any such claim or demand with attorneys of its own selection and in such case the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense. The provisions of this section and Licensee’s obligations hereunder shall survive for a period of [****] after the expiration or termination of this Agreement, except with respect to matters pertaining to regulatory violations, which shall survive until the expiration of all applicable statutes of limitation. Notwithstanding anything stated in this paragraph, Licensee has no duty to indemnify or otherwise hold harmless the Licensor Indemnitees as provided for herein to the extent the claims, demands, causes of action and judgments of any third parties are caused by Licensor’s (including any of Licensor’s Affiliates, and/or any of the Licensor Indemnitees’) breach of this Agreement, violation of applicable laws, or any negligence, recklessness, or willful misconduct on the part of any of them.

18.3    The expressed warranties, if any, contained in this Agreement are in lieu of all other warranties, guarantees, promises, affirmations or representations, express or implied, which could be deemed applicable to the License and to the Licensed Products manufactured, used or sold hereunder. NO EXPRESSED WARRANTIES AND NO IMPLIED WARRANTIES AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, OF THE LICENSED PRODUCTS OTHER THAN THOSE WHICH MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT SHALL APPLY. THE PARTIES HEREBY DISCLAIM, AND HEREBY WAIVE, ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND LIABILITIES, EXPRESSED OR IMPLIED, ARISING BY LAW OR OTHERWISE.

XIX. INSURANCE & LOSS

19.1    Licensee shall maintain, at its sole expense, and shall ensure that any and all of its Sublicensee(s) maintain, at their sole expense, the following insurance coverage, with a financially sound insurance company having an [****], throughout the term of this Agreement [****]: (i) [****].

19.2    Licensee shall, within [****] after execution of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carriers, describing the scope of coverage and the limits of liability required by this Section 19 and providing that the policy may not be canceled or amended without [****] prior written notice to Licensor.

19.3    Licensor shall maintain, at its sole expense, the following insurance coverage, with a financially sound insurance company having [****], throughout the Contract Term [****]: [****].

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19.4    Licensor shall, within [****] after execution of this Agreement, deliver to Licensee a certificate of such insurance from the insurance carriers, describing the scope of coverage and the limits of liability required by this Section 19 and providing that the policy may not be canceled or amended without at least [****] prior written notice to Licensee.

XX. NO JOINT VENTURE

This Agreement does not create an agency, partnership, franchise, or joint venture. Nothing herein contained shall be so construed as constituting either party an agent of or authorizing either party to incur financial or any other obligations on the other party’s behalf without authorization in writing.  Nothing herein shall impose any fiduciary duties on either party with respect to the other party hereto.  In all respect the relationship of the parties is that of independent contractors.

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XXI. FORCE MAJEURE

Neither party shall be liable to the other for any loss, injury, delay or damage whatsoever suffered or incurred by the other party due to causes beyond such party’s control and which are not reasonably avoidable, including but not limited to, acts of God, strikes or other labor disturbances, actions of third parties, war, act of terror, sabotage, animal disease, regulatory changes or regulatory prohibitions, and any other cause or causes, whether similar or dissimilar to those herein specified, which cannot be controlled or avoided by such party.

XXII. CHOICE OF LAW & FORUM

22.1    This Agreement has been negotiated, prepared, executed and delivered in several jurisdictions, including the State of New York, United States of America. Accordingly, in order to establish with certainty that this Agreement will be governed by one body of well-developed commercial law, the parties hereto have expressly agreed that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed and fully to be performed therein, to the exclusion of any other applicable body of governing law including, without limitation, the United Nations Convention on Contracts for the International Sale of Goods.

22.2    The parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding will be effective if in writing and issued as provided in Article XIII of this Agreement.

XXIII.  WAIVER

The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment of said rights or of any other right hereunder, and each party may at any time demand strict and complete performance by the other of any of the terms, covenants or conditions set forth herein.

XXIV. VALIDITY

In the event that any one or more provisions or terms contained in this Agreement are found invalid or unenforceable, the validity or enforceability of this Agreement as a whole or of any remaining provisions or terms contained herein shall not in any way be affected or impaired. If any clause, term, or provision of this Agreement should be found by any court or other finder of fact or of law to be legally unenforceable, or unreasonable with respect to scope, territory, duration, or otherwise, each party hereby requests and authorizes any such court or other finder of fact or of law to reform and redraft any such provision in a manner most closely approximating the original intent of the parties, so as to render such provision legally enforceable.

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XXV. ENTIRE AGREEMENT

25.1    This Agreement, along with the other Transaction Documents, is the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement and the License granted herein shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assignees, heirs, executors and personal representatives.

25.2    The making, execution, and delivery of this Agreement has not been induced by any representations, statements or warranties, other than those expressly set forth herein. All the terms of this Agreement are herein set forth and neither this Agreement or any part hereof may be waived, modified, supplemented, or otherwise altered, unless by a writing signed by an officer of each party.

XXVI. RESERVATION OF RIGHTS

Any right not specifically granted herein to Licensee is expressly reserved by Licensor.  For the avoidance of doubt, and without limiting anything to the contrary set forth in this Agreement, this Agreement imposes no restrictions whatsoever of any kind on the Licensor or Licensee outside the Territory, and outside the Field except as expressly set forth herein in connection with a Competing Event.

XXVII. SURVIVAL

The obligations contained in I, X, XI, XIII, XIV, XVII, XVIII, XIX, XXII, XXV, XXVII, XXIX, XXX, XXXI, and XXXVI herein shall survive any termination of this Agreement.

XXVIII. NONCIRCUMVENTION

28.1    Licensee shall engage in no activity which is designed or intended to result in the evasion or circumvention of any of Licensor’s rights arising pursuant to this Agreement.  This prohibition includes, without limitation, the use of any one or more Sublicensee(s) to reduce the amount of any Royalty that would otherwise be paid to Licensor in the absence of any applicable sublicense(s), and any scheme or artifice designed to result in any delay, deferment, or reduction of the amounts actually received by Licensee upon any sale or transfer of the Licensed Product.

28.2    Licensor shall engage in no activity which is designed, intended to, or which would result in the evasion or circumvention of any of the prohibitions imposed on Licensor pursuant to this Agreement.  This prohibition includes, without limitation, the use of any one or more Affiliate(s) to engage in any commercial or competitive activity which the Licensor is prohibited from engaging in pursuant to the terms of this Agreement.

XXIX. INTERPRETATION

The headings of the sections of this Agreement are for convenience only and in no way limit or affect the terms or conditions of this Agreement. As used in this Agreement, any reference to gender shall include all genders and any reference to the plural shall include the singular, and the

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singular shall include the plural. The word “or” is not exclusive. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to in this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit, annex and schedule references are references to the annex, articles, sections, paragraphs, exhibits, annexes, and schedules of this Agreement, unless otherwise specified.

XXX. LIMITATION OF LIABILITY

IT IS THE EXPRESS INTENT OF THE PARTIES THAT Neither Party will be liable to the other Party WHETHER in contract, in tort OR OTHERWISE for incidental or consequential damages or lost profitS, LOST INCOME, OR LOST REVENUE, HOWSOEVER ARISING, UNDER ANY THEORY, WHETHER IN LAW, EQUITY, OR CONTRACT, FOR ANY CLAIM OR CAUSE OF ACTION BROUGHT UNDER THIS CONTRACT, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES HEREBY AGREE TO DO ANY AND ALL THINGS AND EXECUTE ANY AND ALL DOCUMENTS NECESSARY TO EFFECUATE THE INTENT AND PURPOSES OF THIS PROVISION.

XXXI. NO THIRD-PARTY BENEFICIARIES; PARTIES IN INTEREST

No provision of this Agreement will in any way inure to the benefit of any third person so as to constitute any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a party hereto.  The provisions of this Agreement shall inure solely to the benefit of the named undersigned parties hereto, and shall be binding in their successors, heirs, and assigns.

XXXII. ADVERTISING; PUBLICITY

Each party hereby agrees it will not use the name, insignia, symbol, logo or other identifying information of the other party hereto orally, writing or in electronic format in any advertising, press release, promotional materials or otherwise without the prior written consent of the other party. Neither party shall make any press release or make any public statement pertaining to the subject matter of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) without the prior written consent of the other party, which approval will not be unreasonably withheld or delayed, except solely to the minimum extent required by the applicable law, regulations or rules governing any applicable public securities exchange or automated quotation system (including a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the parties may issue press releases regarding

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the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific provisions hereof without approval from the other party

XXXIII. [****]

[****].

XXXIV. [****] TRANSFER

Immediately following the Effective Date, Licensor shall take all steps necessary to assign to Licensee, Licensor/s rights and obligations (with respect to the period following the assignment) the [****]. Until assignment of the aforesaid agreement to Licensee, to the maximum extent permitted by applicable law, during the Contract Term of the License Agreement, at Licensee’s request, Licensor shall transfer, at Licensor’s cost, [****] to Licensee, and to the extent necessary grant and/or assign Licensee with a license to [****]. Licensee will reasonably cooperate with Licensee’s efforts to obtain and/or maintain a [****] to permit Licensee to competitively [****].

XXXV. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

XXXVI. FURTHER ASSURANCES

Each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents and cure all defects in the drafting hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the Effective Date.

LICENSOR		LICENSEE

ENTERA HEALTH, INC.		REDHILL BIOPHARMA, INC.

By:	/s/ [****]	By:	/s/ Dror Ben-Asher; /s/ Micha Ben Chorin
Date:	4/11/17	Name:	Dror Ben-Asher; Micha Ben Chorin
Title:	[****]	Title:	CEO; CFO

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Exhibit A

[****]

[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

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Exhibit B

Authorized Licensed Products and [****]

•	[****]

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Exhibit C

Contract Term

The initial Contract Term shall be four (4) years from the Effective Date, and shall expire on the [****] of the Effective Date, unless renewed by action of the parties as set forth herein.

At least [****] days, but no more than [****], before the expiration of the Contract Term, Licensee may request renewal of this Agreement for [****] period, and such renewal may be granted by Licensor in its sole discretion. Licensor shall notify Licensee [****] from the receipt of the request for renewal of its decision to renew or not renew this Agreement.

If the parties do not mutually agree to renew this Agreement, this Agreement shall expire [****] unless earlier terminated in accordance with this Agreement.

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Exhibit D

Royalty Rate

In consideration of the License of the EnteraGam Marks, and the EnteraGam URL and all other rights granted hereunder, Licensee (including any and all Affiliate(s)) shall pay to Licensor the following [****] (and any and all Affiliate(s)) during [****] during the Contract Term as follows:

[****]

The royalties that will be payable in connection with any sublicense of the License will be determined with the mutual agreement of the parties at the time that the Licensor grants consent to such sublicense.

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Exhibit E

Regulatory Compliance Obligations

At all times and with respect to all matters pertaining to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder, each party and any and all of its Affiliate(s), and third-party vendor(s) and supplier(s) shall comply with:

(a)  Any and all applicable local, state, national, and international laws, regulations, requirements, and rules, including, without limitation, all applicable anti-trust, anti-bribery, anti-fraud and abuse, anti-kickback, anti-retaliation, unfair and deceptive trade practices, books-and-record, securities, tax, and import/export laws and regulations, and the listing requirements of any applicable securities exchanges.

(b)  Without limiting the generality of the foregoing, in carrying out its responsibilities under this Agreement, each party shall comply with all applicable anti-bribery laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act.

(c)  Without limiting the generality of the foregoing, each party represents to the other party that, in carrying out its responsibilities under this Agreement, neither the representing party nor any of its officers, directors, employees, agents or other representatives will pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office corruptly for the purpose of: (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his/her official functions with such governmental agency or instrumentality or such public international organization or such political party; (ii) inducing such person to use his/her influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof; or (iii) securing any improper advantage.

(d)  No Person herein named shall, will, or may discriminate against any employee or applicant for employment because of age, race, color, creed, national origin or sex, and all Persons herein named shall comply with all applicable federal, state and local fair employment practices laws, including, without limitation, all provisions of Executive Order 11246 of September 24, 1965, the Rehabilitation Act of 1973, and the Vietnam Era Veterans Readjustment Assistance Act of 1974 and any amendments thereto.

(e)  Each party shall ensure that all activities undertaken by all Persons herein named complies with, and that all actions to be performed by such party and any and all Persons acting on its behalf in connection with the transactions contemplated herein

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shall in all respects comply with, the Federal False Claims Act, Federal Anti-Kickback Laws, the Federal Stark I-III Laws, and Section 1128G of the Social Security Act (which was added by Section 6002 of the Affordable Care Act).

Without limiting the foregoing, each party shall immediately notify the other party upon learning that any of the foregoing covenants are breached by either such party or any of their Affiliate(s), third-party vendor(s) or supplier(s), and if any of the representations and warranties set forth in this Agreement shall at any time cease to be true and correct with respect to any of them.

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Exhibit F

Initial JCC Members

•	[****]

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Exhibit G

Studies and Publications

[****]